UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 30, 2008

METROCORP BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Texas	000-25141	76-0579161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9600 Bellaire Boulevard Suite 252 Houston, Texas 77036
(Address of principal executive offices including zip code)

Registrant's telephone number, including area code:  (713) 776-3876

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

MetroBank, N.A., Houston, Texas ("MetroBank"), and Metro United Bank, San Diego, California ("Metro United"), each a wholly owned subsidiary of MetroCorp Bancshares, Inc. (the "Company"), have received notice that a commercial borrower in the health care industry(the "Borrower") filed a voluntary petition under Chapter 11 for bankruptcy reorganization.  The amount owed to MetroBank by the Borrower is approximately $13.0 million, $3.0 million of which is secured by accounts receivable and $10.0 million of which is secured by a medical real property located in Grand Prairie, Texas.  The amount owed to Metro United by the Borrower is approximately $3.0 million, which is secured by the same medical real property located in Grand Prairie, Texas.

Management currently believes the collateral value is sufficient to cover the outstanding principal and interest receivable balances on the loans and there will be no impairment loss related to these loans based on recent appraisals of the medical real property, review of accounts receivable and discussions with management.  However, it is difficult to predict at this time what impact, if any, the bankruptcy proceedings will have on the ability of MetroBank and Metro United to obtain repayment under the loans or realize on the collateral securing the loans.  Management intends to aggressively pursue repayment of these loans and recovery and liquidation of the collateral securing the loans if necessary.

Forward-Looking Statements.

This current report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statements relating to effect on the Company of a customer bankruptcy.  Risks and uncertainties exist that may cause results to differ materially from those set forth in the forward-looking statements.  Factors that could cause the anticipated results to differ from those described in the forward-looking statements include changes in general economic and business conditions, changes in the real estate market and changes in market conditions. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METROCORP BANCSHARES, INC. (Registrant)
Dated: September 30, 2008	By:	/s/ George M. Lee George M. Lee Vice Chairman and Chief Executive Officer